Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of December 31, 2004

ARCH CAPITAL GROUP LTD. REPORTS 2004 FOURTH QUARTER RESULTS

HAMILTON, BERMUDA, February 14, 2005 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income for the 2004 fourth quarter was $107.1 million, or $1.45 per share, compared to $83.7 million, or $1.22 per share, for the 2003 fourth quarter, and $316.9 million, or $4.37 per share, for the year ended December 31, 2004, compared to $280.6 million, or $4.14 per share, for the year ended December 31, 2003. The Company’s diluted book value per share increased to $31.03 at December 31, 2004, a 5.1% increase from $29.53 per share at September 30, 2004 and a 21.6% increase from $25.52 per share at December 31, 2003 (see “Calculation of Book Value Per Share” in the Supplemental Financial Information section of this release). Gross premiums written were $914.2 million for the 2004 fourth quarter, compared to $761.7 million for the 2003 fourth quarter, and $3.67 billion for the year ended December 31, 2004, compared to $3.23 billion for the year ended December 31, 2003. The Company’s combined ratio was 87.8% for the 2004 fourth quarter, compared to 89.3% for the 2003 fourth quarter, and 92.1% for the year ended December 31, 2004, compared to 90.0% for the year ended December 31, 2003. All per share amounts discussed in this release are on a diluted basis.

The Company also reported after-tax operating income of $117.4 million, or $1.59 per share, for the 2004 fourth quarter, compared to $87.9 million, or $1.29 per share, for the 2003 fourth quarter, and $320.2 million, or $4.41 per share, for the year ended December 31, 2004, compared to $266.5 million, or $3.93 per share, for the year ended December 31, 2003. The Company’s after-tax operating income represented a 21.5% annualized return on average equity for the 2004 fourth quarter, compared to 21.0% for the 2003 fourth quarter, and 16.2% for the year ended December 31, 2004, compared to 17.1% for the year ended December 31, 2003. Operating income, a non-GAAP measure, is defined as net income or loss before extraordinary items, excluding net realized gains or losses, net foreign exchange gains or losses, other income or loss, reversal of deferred tax asset valuation allowances and non-cash compensation, net of income taxes. See page 6 for a further discussion of operating income and Regulation G.

The following table summarizes the Company’s underwriting results:

	Three Months Ended December 31,		Year Ended December 31,
(U.S. dollars in thousands)	2004	2003	2004	2003

Gross premiums written	$914,222	$761,653	$3,667,991	$3,226,001
Net premiums written	675,569	627,383	2,980,032	2,738,415
Net premiums earned	749,249	690,336	2,915,882	2,212,599
Underwriting income	93,905	75,844	235,869	228,715

Combined ratio	87.8%	89.3%	92.1%	90.0%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of operating income to net income and related diluted per share results:

(U.S. dollars in thousands,	Three Months Ended December 31,		Years Ended December 31,
except per share data)	2004	2003	2004	2003

Operating income	$117,362	$87,921	$320,164	$266,534
Net realized gains	9,444	3,757	27,614	23,072
Net foreign exchange gains (losses)	(16,470)	(5,522)	(18,474)	997
Other income (loss)	(1,915)	481	(4,026)	2,188
Reversal of deferred tax asset valuation allowance	—	—	—	773
Non-cash compensation	(1,288)	(2,903)	(8,379)	(13,789)
Extraordinary gain – excess of fair value of acquired net assets over cost	—	—	—	816
Net income	$107,133	$83,734	$316,899	$280,591

Diluted per share results:
Operating income	$1.59	$1.29	$4.41	$3.93
Net realized gains	0.13	0.05	0.38	0.34
Net foreign exchange gains (losses)	(0.22)	(0.09)	(0.25)	0.02
Other income (loss)	(0.03)	0.01	(0.06)	0.03
Reversal of deferred tax asset valuation allowance	—	—	—	0.01
Non-cash compensation	(0.02)	(0.04)	(0.11)	(0.20)
Extraordinary gain – excess of fair value of acquired net assets over cost	—	—	—	0.01
Net income	$1.45	$1.22	$4.37	$4.14

Diluted average shares outstanding	73,740,834	68,361,549	72,519,045	67,777,794

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 59.9% and an underwriting expense ratio of 27.9% for the 2004 fourth quarter, compared to a loss ratio of 61.9% and an underwriting expense ratio of 27.4% for the 2003 fourth quarter. The combined ratio of the Company’s insurance and reinsurance subsidiaries for the year ended December 31, 2004 consisted of a loss ratio of 64.4% and an underwriting expense ratio of 27.7%, compared to a loss ratio of 63.9% and an underwriting expense ratio of 26.1% for the year ended December 31, 2003. The loss ratio of 59.9% for the 2004 fourth quarter was comprised of 25.8 points of paid losses, 14.2 points related to reserves for reported losses and 19.9 points related to incurred but not reported reserves. Of the 25.8 points of paid losses during the 2004 fourth quarter, approximately 11.3 points related to Hurricanes Charley, Frances, Ivan, Jeanne and Typhoon Songda.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company primarily uses the expected loss method of reserving, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through December 31, 2004.

For a discussion of underwriting activities and a review of the Company’s results by operating division, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities for the 2004 fourth quarter was $433.9 million, compared to $466.5 million for the 2003 fourth quarter, and $1.79 billion for the year ended December 31, 2004, compared to $1.61 billion for the year ended December 31, 2003. Net investment income for the 2004 fourth quarter was $45.6 million, compared to $22.2 million for the 2003 fourth quarter, and $143.7 million for the year ended December 31, 2004, compared to $81.0 million for the year ended December 31, 2003. The growth in net investment income in the 2004 periods was primarily due to a significant increase in the Company’s invested assets mainly resulting from cash flows from operations. In addition, pre-tax and after-tax investment income yields (net of investment expenses), for the 2004 fourth quarter increased to 3.3% and 3.1%, respectively, from 2.7% and 2.4% for the 2003 fourth quarter. The Company’s investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor’s quality rating of “AA+” at December 31, 2004 and 2003. The average effective duration of the Company’s investment portfolio was 3.7 years at December 31, 2004, compared to 3.7 years at September 30, 2004 and 2.0 years at December 31, 2003.

Interest expense of $5.6 million for the 2004 fourth quarter and $18.0 million for the year ended December 31, 2004 primarily relates to the Company’s senior notes issued in May 2004. Interest expense of $1.4 million for the 2003 fourth quarter and year ended December 31, 2003 related to outstanding borrowings on the Company’s revolving credit facility.

The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The effective tax rates on income before income taxes and extraordinary items and pre-tax operating income were 10.7% and 9.0%, respectively, for the 2004 fourth quarter, compared to 2.8% and 2.4%, respectively, for the 2003 fourth quarter. For the year ended December 31, 2004, the effective tax rates on income before income taxes and extraordinary items and pre-tax operating income were 7.6% and 7.1%, respectively, compared to 9.0% and 8.7%, respectively, for the year ended December 31, 2003. The effective rate on income before income taxes and extraordinary item for the year ended December 31, 2003 excludes the reversal of a $773,000 deferred tax asset valuation allowance. Differences in the 2004 and 2003 fourth quarter effective tax rates reflect the adjustment of the annual effective tax rates in each period. The Company currently estimates that its effective tax rate on pre-tax operating income for 2005 will be in the range of 7% to 10%, but recognizes that the rate may fluctuate based on the relative mix of income reported by jurisdiction.

Non-cash compensation expense for the 2004 fourth quarter was $1.4 million, compared to $3.1 million for the 2003 fourth quarter, and $9.1 million for the year ended December 31, 2004, compared to $14.7 million for the year ended December 31, 2003. These amounts primarily relate to the Company’s capital raising activities during 2001 and the new underwriting initiative started in 2001. In addition, other non-cash compensation expenses that primarily relate to incentive compensation have been included in other operating expenses and, accordingly, operating income.

On a pre-tax basis, net foreign exchange losses for the 2004 fourth quarter of $15.8 million consisted of net unrealized losses of $15.4 million and net realized losses of $448,000, compared to net foreign exchange losses for the 2003 fourth quarter of $5.5 million which consisted of net unrealized losses of $7.0 million and net realized gains of $1.5 million. Net foreign exchange losses for the year ended December 31, 2004 of $17.4 million consisted of net unrealized losses of $16.3 million and net realized losses of $1.1 million, compared to net foreign exchange gains for the year ended December 31, 2003 of $1.0 million which consisted of net unrealized losses of $2.2 million and net realized gains of $3.2 million. The net unrealized losses in the 2004 fourth quarter resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies, consisting primarily of the Euro and British Pound Sterling, at December 31, 2004. The Company holds investments in Euros and British Pounds Sterling, which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. Such investments appreciated, due to changes in foreign currency rates, during the 2004 fourth quarter and year ended December 31, 2004 by $13.7 million and $15.4 million, respectively. However, such gains are reflected as a direct increase to shareholders’ equity and are not included in the statement of income.

Diluted weighted average shares outstanding, which is used in the calculation of operating income and net income per share, was 5.4 million shares, or 7.9%, higher in the 2004 fourth quarter than in the 2003 fourth quarter and 4.7 million shares, or 7.0%, higher for the year ended December 31, 2004 than in the 2003 period. Most of the increase in diluted weighted average shares outstanding was due to the issuance of 4.7 million shares in the Company’s March 2004 stock offering. Also contributing were increases in the dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method. Under such method, the dilutive impact of options and nonvested stock on diluted weighted average shares outstanding fluctuates as the market price of the Company’s common shares changes. In addition, part of the increase resulted from the exercise of stock options and the vesting of restricted shares.

During the 2004 fourth quarter, the Company completed the sale of two operating units which were not considered part of the Company’s core insurance and reinsurance operations. In October 2004, the Company completed the sale of Hales & Company Inc., its merchant banking operations. In December 2004, the Company completed the sale of its non-standard automobile insurance operations, which had the effect of monetizing approximately $13.6 million of goodwill. In the 2004 fourth quarter, the Company recorded $1.9 million of after-tax losses on such sales, which are included in other income (loss).

At December 31, 2004, the Company’s capital of $2.54 billion consisted of senior notes of $300.0 million, representing 11.8% of the total, and shareholders’ equity of $2.24 billion, representing 88.2% of the total. The increase in the Company’s capital during the 2004 fourth quarter of $113.5 million was primarily attributable to the effects of net income for the period. The increase in the Company’s capital during 2004 of $631.2 million was primarily attributable to the effects of net income, net proceeds from the March 2004 stock offering and the net increase in debt outstanding as a result of the May 2004 offering of senior notes.

As previously reported, the Company has received various formal and informal information requests from insurance regulatory authorities as to relationships with, and payments to, brokers and other agents. In addition, the Company received a subpoena from the New York State Attorney General requesting certain information concerning its underwriting activities with respect to insurance coverages to lawyers and law firms for acts of professional malpractice. The Company is cooperating with these requests.

In view of the ongoing industry investigation, the Company retained Cahill Gordon & Reindel LLP to conduct an internal review relating to certain business practices in the insurance industry currently being investigated by the Attorney General of New York and others. They recently informed the Company that their review is substantially complete and that they have found no evidence that the Company has engaged in illegal bid-rigging or price fixing such as alleged in the New York Attorney General’s October 14, 2004 complaint against Marsh & McClennan Companies, Inc., and have found no evidence that the Company has engaged in any illegal tying of insurance and reinsurance services.

The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on Tuesday, February 15, 2005. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 12:00 p.m. Eastern Time on February 15 through midnight Eastern Time on March 15, 2005. A telephone replay of the conference call also will be available beginning on February 15 at 12:00 p.m. Eastern Time until February 22 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 85815246), and international callers should dial 617-801-6888 (passcode 85815246).

Arch Capital Group Ltd., a Bermuda-based company with over $2.5 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                       the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                       acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and the Company’s insureds and reinsureds;

•                       the Company’s ability to maintain or improve its ratings, which may be affected by the Company’s ability to raise additional equity or debt financings, as well as other factors described herein;

•                       general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                       the Company’s ability to successfully establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in the light of the rapid growth of the Company’s business;

•                       the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                       accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since limited historical information has been reported to the Company through December 31, 2004;

•                       greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by the Company’s insurance and reinsurance subsidiaries;

•                       severity and/or frequency of losses;

•                       claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•                       acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                       losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of the Company’s prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                       availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                       the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

•                       the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                       changes in accounting principles or the application of such principles by accounting firms or regulators;

•                       statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters; and

•                       rating agency policies and practices.

In addition, other general factors could affect the Company’s results, including: (a) developments in the world’s financial and capital markets and the Company’s access to such markets; (b) changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including, without limitation, any such changes resulting from the recent investigations and inquiries by the New York Attorney General and others relating to the insurance brokerage industry and any attendant litigation; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of operating income, which is defined as net income or loss before extraordinary items, excluding net realized gains or losses, net foreign exchange gains or losses, other income or loss, reversal of deferred tax asset valuation allowances and non-cash compensation, net of income taxes. The Company believes that net realized gains or losses, net foreign exchange gains or losses, other income or loss, reversal of deferred tax asset valuation allowances and non-cash compensation for any particular period are not indicative of the performance of, or trends in, the Company’s business performance. This presentation is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

Extraordinary items have been excluded from the non-GAAP financial measure due to their non-recurring nature. In addition, although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of operating income. Other income or loss includes amounts generated by certain of the Company’s privately held securities which were accounted for under the equity method of accounting prior to the sale of such securities in 2004. Under equity method accounting, the Company records a proportionate share of the investee company’s net income or loss based on its ownership percentage in such investment. As this is a non-cash item which fluctuates based on the underlying results of the investee companies, the Company excluded such amounts from the calculation of operating income. For the year ended December 31, 2004, other income or loss also included the one-time write down of the carrying value of the Company’s merchant banking subsidiary, Hales & Company Inc., and realized losses on the sale of Hales in October 2004 and the sale of the Company’s non-standard automobile insurance operations in December 2004. These items are non-recurring in nature and, accordingly, have been excluded from operating income.

Non-cash compensation includes costs related to the Company’s capital raising activities and the commencement of the Company’s new underwriting initiative in 2001. Since these charges, in large part, do not relate to the Company’s current operations, the Company has excluded such charges from operating income. In addition, other non-cash compensation expenses that primarily relate to incentive compensation have been included in other operating expenses and, accordingly, operating income. Non-cash compensation also does not have any impact on the Company’s shareholders’ equity.

The Company believes that showing net income exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Revenues
Net premiums written	$675,569	$627,383	$2,980,032	$2,738,415
Decrease (increase) in unearned premiums	73,680	62,953	(64,150)	(525,816)
Net premiums earned	749,249	690,336	2,915,882	2,212,599
Net investment income	45,569	22,240	143,705	80,992
Net realized gains	10,154	3,863	30,237	25,317
Fee income	5,271	5,719	19,422	21,818
Other income (loss)	(1,948)	740	(5,196)	3,011
Total revenues	808,295	722,898	3,104,050	2,343,737

Expenses
Losses and loss adjustment expenses	448,494	427,116	1,876,605	1,413,551
Acquisition expenses	136,692	134,385	563,917	424,008
Other operating expenses	80,284	65,257	275,863	184,533
Interest expense	5,620	1,410	17,970	1,410
Net foreign exchange (gains) losses	15,835	5,522	17,438	(997)
Non-cash compensation	1,406	3,071	9,130	14,732
Total expenses	688,331	636,761	2,760,923	2,037,237

Income Before Income Taxes and Extraordinary Item	119,964	86,137	343,127	306,500

Income tax expense	12,831	2,403	26,228	26,725

Income Before Extraordinary Item	107,133	83,734	316,899	279,775

Extraordinary gain – excess of fair value of net assets acquired over cost (net of $0 income tax)	—	—	—	816

Net Income	$107,133	$83,734	$316,899	$280,591

Net Income Per Share Data
Basic:
Income before extraordinary item	$3.16	$3.15	$10.04	$10.65
Extraordinary gain	—	—	—	$0.03
Net income	$3.16	$3.15	$10.04	$10.68

Diluted:
Income before extraordinary item	$1.45	$1.22	$4.37	$4.13
Extraordinary gain	—	—	—	$0.01
Net income	$1.45	$1.22	$4.37	$4.14

Weighted Average Shares Outstanding
Basic	33,914,484	26,591,467	31,560,737	26,264,055
Diluted	73,740,834	68,361,549	72,519,045	67,777,794

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	December 31, 2004	December 31, 2003
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2004, $5,506,193; 2003, $3,363,193)	5,545,121	$3,398,424
Short-term investments available for sale, at fair value (amortized cost: 2004, $134,880; 2003, $228,816)	135,153	229,348
Privately held securities (cost: 2004, $17,022; 2003, $27,632)	21,571	32,476
Total investments	5,701,845	3,660,248

Cash	113,052	56,899
Accrued investment income	57,163	30,316
Premiums receivable	520,781	477,032
Funds held by reinsureds	230,564	211,944
Unpaid losses and loss adjustment expenses recoverable	695,582	409,451
Paid losses and loss adjustment expenses recoverable	26,874	18,549
Prepaid reinsurance premiums	321,422	236,061
Goodwill and intangible assets	16,666	35,882
Deferred income tax assets, net	58,745	33,979
Deferred acquisition costs, net	278,184	275,696
Other assets	197,876	139,264
Total Assets	$8,218,754	$5,585,321

Liabilities
Reserve for losses and loss adjustment expenses	$3,570,734	$1,951,967
Unearned premiums	1,541,217	1,402,998
Reinsurance balances payable	169,502	117,916
Senior notes	300,000	—
Revolving credit agreement borrowings	—	200,000
Deposit accounting liabilities	45,546	25,762
Payable for securities purchased	53,642	—
Other liabilities	296,207	175,949
Total Liabilities	5,976,848	3,874,592

Commitments and Contingencies

Shareholders’ Equity
Preference shares ($0.01 par value, 50,000,000 shares authorized, issued: 2004, 37,348,150; 2003, 38,844,665)	373	388
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2004, 34,902,923; 2003, 28,200,372)	349	282
Additional paid-in capital	1,560,291	1,361,267
Deferred compensation under share award plan	(9,879)	(15,004)
Retained earnings	644,862	327,963
Accumulated other comprehensive income, net of deferred income tax	45,910	35,833
Total Shareholders’ Equity	2,241,906	1,710,729
Total Liabilities and Shareholders’ Equity	$8,218,754	$5,585,321

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands)

	Years Ended December 31,
	2004	2003
Preference Shares
Balance at beginning of year	$388	$388
Converted to common shares	(15)	—
Balance at end of year	373	388

Common Shares
Balance at beginning of year	282	277
Common shares issued	52	5
Converted from preference shares	15	—
Balance at end of year	349	282

Additional Paid-in Capital
Balance at beginning of year	1,361,267	1,347,165
Common shares issued	190,160	6,285
Exercise of stock options	9,851	7,326
Common shares retired	(3,175)	(906)
Other	2,188	1,397
Balance at end of year	1,560,291	1,361,267

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(15,004)	(25,290)
Restricted common shares issued	(7,760)	(5,106)
Deferred compensation expense recognized	12,885	15,392
Balance at end of year	(9,879)	(15,004)

Retained Earnings
Balance at beginning of year	327,963	47,372
Net income	316,899	280,591
Balance at end of year	644,862	327,963

Accumulated Other Comprehensive Income
Balance at beginning of year	35,833	41,332
Change in unrealized appreciation in value of investments, net of deferred income tax	6,079	(5,499)
Foreign currency translation adjustments, net of deferred income tax	3,998	—
Balance at end of year	45,910	35,833

Total Shareholders’ Equity	$2,241,906	$1,710,729

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(U.S. dollars in thousands)

	Years Ended December 31,
	2004	2003
Comprehensive Income
Net income	$316,899	$280,591
Other comprehensive income (loss), net of deferred income tax
Unrealized appreciation (decline) in value of investments:
Unrealized holding gains arising during period	30,443	17,334
Reclassification of net realized gains, net of income taxes, included in net income	(24,364)	(22,833)
Foreign currency translation adjustments	3,998	—
Other comprehensive income (loss)	10,077	(5,499)
Comprehensive Income	$326,976	$275,092

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Years Ended December 31,
	2004	2003
Operating Activities
Net income	$316,899	$280,591
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains	(28,415)	(25,078)
Other (income) loss	4,296	(3,011)
Non-cash compensation	14,575	16,215
Excess of fair value of net assets acquired over cost	—	(816)
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	1,354,580	1,161,184
Unearned premiums, net of prepaid reinsurance premiums	63,798	525,818
Premiums receivable	(90,518)	(133,316)
Deferred acquisition costs, net	(5,482)	(126,736)
Funds held by reinsureds	(18,620)	(153,593)
Reinsurance balances payable	92,256	28,725
Accrued investment income	(27,212)	(13,157)
Paid losses and loss adjustment expenses recoverable	(17,725)	(4,087)
Deferred income tax assets, net	(24,416)	(15,488)
Deposit accounting liabilities	19,784	22,525
Other liabilities	133,153	90,870
Other items, net	(516)	(38,102)
Net Cash Provided By Operating Activities	1,786,437	1,612,544

Investing Activities
Purchases of fixed maturity investments	(6,470,687)	(4,738,500)
Proceeds from sales of fixed maturity investments	4,153,463	2,560,106
Proceeds from redemptions and maturities of fixed maturity investments	186,091	114,761
Sales of equity securities	16,833	7,601
Net sales of short-term investments	84,800	246,749
Proceeds (cost) of sold/acquired companies, net of cash	33,069	(11,774)
Purchases of furniture, equipment and other	(15,455)	(31,489)
Net Cash Used For Investing Activities	(2,011,886)	(1,852,546)

Financing Activities
Proceeds from common shares issued	187,531	6,090
Proceeds from issuance of senior notes	296,442	—
Proceeds from (repayment of) credit agreement borrowings	(200,000)	200,000
Repurchase of common shares	(1,682)	(906)
Net Cash Provided By Financing Activities	282,291	205,184
Effects of exchange rate changes on foreign currency cash	(689)	—

Increase (decrease) in cash	56,153	(34,818)
Cash beginning of year	56,899	91,717
Cash end of period	$113,052	$56,899
Income taxes paid, net	$27,329	$44,554
Interest paid	$12,808	—

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

The following table provides information on the Company’s investing activities, including investment income yield (net of investment expenses), average effective duration and average credit quality.

	Three Months Ended December 31,		Years Ended December 31,
Investment income yield (at amortized cost)	2004	2003	2004	2003

Pre-tax	3.3%	2.7%	3.0%	3.1%
After-tax	3.1%	2.4%	2.9%	2.9%

Fixed maturities and short-term investments	December 31, 2004	December 31, 2003

Average effective duration (in years)	3.7	2.0
Average credit quality (Standard & Poors)	AA+	AA+
Average yield to maturity (book yield)	3.5%	2.5%

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003

Annualized operating return on average equity (1)	21.5%	21.0%	16.2%	17.1%

(1)          Annualized operating return on average equity, a non-GAAP measure, equals annualized operating income divided by average shareholders’ equity (calculated using the beginning and ending values during the period). See “Comment on Regulation G” above.

Segment Information

The Company classifies its businesses into two underwriting segments — reinsurance and insurance — and a corporate and other segment (non-underwriting). The Company’s reinsurance and insurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The reinsurance segment, or division, consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; casualty clash; marine and aviation; non-traditional; other specialty; property catastrophe; and property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata).

The insurance segment, or division, consists of the Company’s insurance underwriting subsidiaries which primarily write on a direct basis. The insurance segment consists of eight product lines, including: casualty; construction and surety; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (primarily non-standard auto prior to the sale of such operations in December 2004, collateralized protection business and certain programs).

The corporate and other segment (non-underwriting) includes net investment income, other fee income, other income or losses, other expenses incurred by the Company, net realized gains or losses, net foreign exchange gains or losses and non-cash compensation.  The corporate and other segment also includes the results of the Company’s merchant banking operations prior to the sale of such operations in October 2004.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income:

	Three Months Ended December 31, 2004
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$296,439	$646,495	$914,222
Net premiums written	278,394	397,175	675,569

Net premiums earned	$408,286	$340,963	$749,249
Policy-related fee income	—	3,015	3,015
Other underwriting-related fee income	41	2,215	2,256
Losses and loss adjustment expenses	(231,097)	(217,397)	(448,494)
Acquisition expenses, net	(101,677)	(35,015)	(136,692)
Other operating expenses	(14,845)	(60,584)	(75,429)
Underwriting income	$60,708	$33,197	93,905

Net investment income			45,569
Net realized gains			10,154
Other fee income, net of related expenses			—
Other income (loss)			(1,948)
Other expenses			(4,855)
Interest expense			(5,620)
Net foreign exchange losses			(15,835)
Non-cash compensation			(1,406)
Income before income taxes			119,964
Income tax expense			(12,831)

Net income			$107,133

Underwriting Ratios
Loss ratio	56.6%	63.8%	59.9%
Acquisition expense ratio (2)	24.9%	9.4%	17.8%
Other operating expense ratio	3.6%	17.8%	10.1%
Combined ratio	85.1%	91.0%	87.8%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

	Three Months Ended December 31, 2003
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$313,561	$483,211	$761,653
Net premiums written	298,445	328,938	627,383

Net premiums earned	$397,339	$292,997	$690,336
Policy-related fee income	—	3,670	3,670
Other underwriting-related fee income	524	1,733	2,257
Losses and loss adjustment expenses	(248,286)	(178,830)	(427,116)
Acquisition expenses, net	(96,814)	(37,571)	(134,385)
Other operating expenses	(11,095)	(47,823)	(58,918)
Underwriting income	$41,668	$34,176	$75,844

Net investment income			22,240
Net realized investment gains			3,863
Other fee income, net of related expenses			(208)
Other income			740
Other expenses			(6,339)
Interest expense			(1,410)
Net foreign exchange losses			(5,522)
Non-cash compensation			(3,071)
Income before income taxes			86,137
Income tax expense			(2,403)

Net income			$83,734

Underwriting Ratios
Loss ratio	62.5%	61.0%	61.9%
Acquisition expense ratio (2)	24.4%	11.6%	18.9%
Other operating expense ratio	2.8%	16.3%	8.5%
Combined ratio	89.7%	88.9%	89.3%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

	Year Ended December 31, 2004
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$1,657,520	$2,146,188	$3,667,991
Net premiums written	1,588,048	1,391,984	2,980,032

Net premiums earned	$1,573,323	$1,342,559	$2,915,882
Policy-related fee income	—	15,323	15,323
Other underwriting-related fee income	601	3,274	3,875
Losses and loss adjustment expenses	(998,844)	(877,761)	(1,876,605)
Acquisition expenses, net	(408,692)	(155,225)	(563,917)
Other operating expenses	(46,058)	(212,631)	(258,689)
Underwriting income	$120,330	$115,539	235,869

Net investment income			143,705
Net realized gains			30,237
Other fee income, net of related expenses			224
Other income (loss)			(5,196)
Other expenses			(17,174)
Interest expense			(17,970)
Net foreign exchange losses			(17,438)
Non-cash compensation			(9,130)
Income before income taxes			343,127
Income tax expense			(26,228)

Net income			$316,899

Underwriting Ratios
Loss ratio	63.5%	65.4%	64.4%
Acquisition expense ratio (2)	26.0%	10.4%	18.8%
Other operating expense ratio	2.9%	15.8%	8.9%
Combined ratio	92.4%	91.6%	92.1%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

	Year Ended December 31, 2003
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$1,624,703	$1,766,987	$3,226,001
Net premiums written	1,566,819	1,171,596	2,738,415

Net premiums earned	$1,329,673	$882,926	$2,212,599
Policy-related fee income	—	14,028	14,028
Other underwriting-related fee income	5,621	1,733	7,354
Losses and loss adjustment expenses	(839,417)	(574,134)	(1,413,551)
Acquisition expenses, net	(314,193)	(109,815)	(424,008)
Other operating expenses	(33,739)	(133,968)	(167,707)
Underwriting income	$147,945	$80,770	$228,715

Net investment income			80,992
Net realized investment gains			25,317
Other fee income, net of related expenses			436
Other income			3,011
Other expenses			(16,826)
Interest expense			(1,410)
Net foreign exchange gains			997
Non-cash compensation			(14,732)
Income before income taxes and extraordinary item			306,500
Income tax expense			(26,725)

Income before extraordinary item			279,775
Extraordinary gain, net of $0 income tax			816

Net income			$280,591

Underwriting Ratios
Loss ratio	63.1%	65.0%	63.9%
Acquisition expense ratio (2)	23.6%	10.8%	18.5%
Other operating expense ratio	2.5%	15.2%	7.6%
Combined ratio	89.2%	91.0%	90.0%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following tables set forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	Three Months Ended December 31,
	2004		2003
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$154,048	55.3%	$167,351	56.1%
Property excluding property catastrophe	48,798	17.5%	43,717	14.6%
Other specialty	43,151	15.5%	48,568	16.3%
Marine and aviation	23,183	8.3%	31,388	10.5%
Property catastrophe	9,096	3.3%	5,580	1.9%
Casualty clash	1,275	0.5%	282	0.1%
Non-traditional (1)	(1,157)	(0.4)%	1,559	0.5%
Total	$278,394	100.0%	$298,445	100.0%

Net premiums earned
Casualty	$222,901	54.6%	$168,945	42.5%
Property excluding property catastrophe	66,786	16.4%	73,824	18.5%
Other specialty	61,036	14.9%	86,895	21.9%
Marine and aviation	20,092	4.9%	23,324	5.9%
Property catastrophe	25,984	6.4%	26,500	6.7%
Casualty clash	3,107	0.8%	2,694	0.7%
Non-traditional	8,380	2.0%	15,157	3.8%
Total	$408,286	100.0%	$397,339	100.0%

Net premiums written
Pro rata	$231,584	83.2%	$265,824	89.1%
Excess of loss	46,810	16.8%	32,621	10.9%
Total	$278,394	100.0%	$298,445	100.0%

Net premiums earned
Pro rata	$289,934	71.0%	$286,193	72.0%
Excess of loss	118,352	29.0%	111,146	28.0%
Total	$408,286	100.0%	$397,339	100.0%

Net premiums written by client location
North America	$214,007	76.9%	$187,006	62.7%
Bermuda	26,812	9.6%	16,998	5.7%
Europe	26,460	9.5%	90,987	30.5%
Asia and Pacific	5,406	1.9%	(2,884)	(1.0)%
Other	5,709	2.1%	6,338	2.1%
Total	$278,394	100.0%	$298,445	100.0%

(1) The 2004 fourth quarter amount reflects the cancellation of a treaty which required a return of $4.2 million of premium.

	Years Ended December 31,
	2004		2003
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$828,672	52.2%	$648,119	41.4%
Property excluding property catastrophe	281,317	17.7%	302,560	19.3%
Other specialty	243,474	15.3%	360,148	23.0%
Property catastrophe	103,372	6.5%	99,562	6.4%
Marine and aviation	89,156	5.6%	91,706	5.8%
Non-traditional	30,014	1.9%	52,911	3.4%
Casualty clash	12,043	0.8%	11,813	0.7%
Total	$1,588,048	100.0%	$1,566,819	100.0%

Net premiums earned
Casualty	$777,625	49.4%	$483,393	36.4%
Property excluding property catastrophe	277,115	17.6%	287,220	21.6%
Other specialty	284,998	18.1%	291,467	21.9%
Property catastrophe	99,952	6.4%	108,153	8.1%
Marine and aviation	88,750	5.6%	78,928	5.9%
Non-traditional	33,222	2.1%	67,618	5.1%
Casualty clash	11,661	0.8%	12,894	1.0%
Total	$1,573,323	100.0%	$1,329,673	100.0%

Net premiums written
Pro rata	$1,131,351	71.2%	$1,148,202	73.3%
Excess of loss	456,697	28.8%	418,617	26.7%
Total	$1,588,048	100.0%	$1,566,819	100.0%

Net premiums earned
Pro rata	$1,152,465	73.3%	$922,167	69.4%
Excess of loss	420,858	26.7%	407,506	30.6%
Total	$1,573,323	100.0%	$1,329,673	100.0%

Net premiums written by client location
North America	$1,014,588	63.9%	$972,012	62.0%
Europe	349,910	22.0%	446,086	28.5%
Bermuda	156,734	9.9%	92,006	5.9%
Asia and Pacific	28,376	1.8%	20,912	1.3%
Other	38,440	2.4%	35,803	2.3%
Total	$1,588,048	100.0%	$1,566,819	100.0%

The following tables set forth the insurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	Three Months Ended December 31,
	2004		2003
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$106,307	26.7%	$55,481	16.9%
Property, marine and aviation	64,245	16.2%	43,882	13.3%
Construction and surety	53,560	13.5%	47,993	14.6%
Professional liability	45,982	11.6%	28,110	8.6%
Programs	40,607	10.2%	81,167	24.7%
Executive assurance	38,867	9.8%	33,685	10.2%
Healthcare	21,055	5.3%	13,471	4.1%
Other	26,552	6.7%	25,149	7.6%
Total	$397,175	100.0%	$328,938	100.0%

Net premiums earned
Casualty	$70,340	20.6%	$55,658	19.0%
Property, marine and aviation	47,822	14.0%	27,850	9.5%
Construction and surety	39,533	11.6%	22,199	7.6%
Professional liability	51,817	15.2%	26,532	9.0%
Programs	62,572	18.4%	97,858	33.4%
Executive assurance	28,783	8.4%	27,750	9.5%
Healthcare	14,783	4.3%	11,076	3.8%
Other	25,313	7.4%	24,074	8.2%
Total	$340,963	100.0%	$292,997	100.0%

Net premiums written by client location
North America	$382,037	96.2%	$314,125	95.5%
Other	15,138	3.8%	14,813	4.5%
Total	$397,175	100.0%	$328,938	100.0%

	Years Ended December 31,
	2004		2003
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$289,816	20.8%	$224,596	19.2%
Programs	284,911	20.5%	344,915	29.4%
Property, marine and aviation	178,654	12.8%	121,393	10.4%
Professional liability	171,796	12.4%	105,648	9.0%
Construction and surety	165,347	11.9%	143,581	12.3%
Executive assurance	128,224	9.2%	114,268	9.7%
Healthcare	62,885	4.5%	38,127	3.3%
Other	110,351	7.9%	79,068	6.7%
Total	$1,391,984	100.0%	$1,171,596	100.0%

Net premiums earned
Casualty	$240,368	17.9%	$164,329	18.6%
Programs	325,378	24.2%	280,730	31.8%
Property, marine and aviation	155,622	11.6%	85,199	9.6%
Professional liability	169,639	12.6%	71,087	8.1%
Construction and surety	175,969	13.1%	73,601	8.3%
Executive assurance	121,067	9.0%	87,259	9.9%
Healthcare	53,125	4.0%	37,873	4.3%
Other	101,391	7.6%	82,848	9.4%
Total	$1,342,559	100.0%	$882,926	100.0%

Net premiums written by client location
North America	$1,347,976	96.8%	$1,140,064	97.3%
Other	44,008	3.2%	31,532	2.7%
Total	$1,391,984	100.0%	$1,171,596	100.0%

Discussion of 2004 Fourth Quarter Performance

The reinsurance division’s underwriting income was $60.7 million for the 2004 fourth quarter, compared to $41.7 million for the 2003 fourth quarter. The combined ratio for the reinsurance division was 85.1% for the 2004 fourth quarter, compared to 89.7% for the 2003 fourth quarter.

Gross premiums written for the reinsurance division were $296.4 million for the 2004 fourth quarter, compared to $313.6 million for the 2003 fourth quarter while net premiums written were $278.4 million for the 2004 fourth quarter, compared to $298.5 million for the 2003 fourth quarter. Approximately $16.3 million of the decrease in premiums written in the 2004 fourth quarter compared to the 2003 fourth quarter resulted from an outgoing unearned premium portfolio on an international casualty treaty recorded in the 2004 fourth quarter. Decreases in other lines such as aviation, international property and other specialty were partially offset by increases in U.S. regional property, property catastrophe and U.S. casualty business. Net premiums earned for the reinsurance division increased to $408.3 million for the 2004 fourth quarter, compared to $397.3 million for the 2003 fourth quarter, reflecting an increased contribution from casualty business. The increase in net premiums earned in the 2004 fourth quarter primarily reflects changes in net premiums written over the previous four quarters, including the mix and type of business written.

The reinsurance division’s loss ratio was 56.6% for the 2004 fourth quarter, compared to 62.5% for the 2003 fourth quarter. The reinsurance division increased its estimate of incurred losses related to Hurricanes Charley, Frances, Ivan, Jeanne and Typhoon Songda, net of reinsurance, by $13.6 million, or a 3.3 point increase to the loss ratio, during the 2004 fourth quarter. Before the effects of reinsurance ceded, the estimate of incurred losses was increased by $33.6 million. The loss ratio for the 2004 fourth quarter also reflected estimated net favorable development in prior year reserves of $14.7 million, or 3.6 points, primarily in property and short-tail lines of business. In addition, in its reserving process in 2002 and 2003, the reinsurance division recognized that there is a possibility that the assumptions made could prove to be inaccurate due to several factors primarily related to the start up nature of its operations. Due to the availability of additional data, and based on reserve analyses, the reinsurance division determined that it was no longer necessary to continue to include such factors in the reserving process. In addition, following a reserve review in the 2004 fourth quarter, and based on the level of claims activity reported to date, the reinsurance division reduced the amount it had recorded in 2002 and 2003 by $7.3 million. The combined effect of these items resulted in a decline of 5.7 points in the 2004 fourth quarter loss ratio from the comparable 2003 ratio.

The reinsurance division’s acquisition expense ratio for the 2004 fourth quarter was 24.9%, compared to 24.4% for the 2003 fourth quarter and reflects period to period changes in net premiums earned, including the mix and type of business. The other operating expense ratio increased to 3.6% for the 2004 fourth quarter, compared to 2.8% for the 2003 fourth quarter, reflecting additional expenses incurred in 2004 due, in part, to the continued development of the reinsurance division’s operating platform.

The insurance division’s underwriting income was $33.2 million for the 2004 fourth quarter, compared to $34.2 million for the 2003 fourth quarter. The insurance division’s combined ratio was 91.0% for the 2004 fourth quarter, compared to 88.9% for the 2003 fourth quarter.

Gross premiums written for the insurance division were $646.5 million for the 2004 fourth quarter, compared to $483.2 million for the 2003 fourth quarter. Net premiums written for the insurance division were $397.2 million for the 2004 fourth quarter, compared to $328.9 million for the 2003 fourth quarter. The increase in net premiums written in the 2004 fourth quarter reflects significant increases in casualty, property and professional liability lines, partially offset by a reduction in program business. A majority of the casualty increase occurred due to the writing of one new account in the 2004 fourth quarter, which also contributed to the increase in property business. Also contributing to the growth in property and executive assurance lines was contributions from the insurance division’s United Kingdom-based subsidiary, which became fully operational in the 2004 third quarter. The reduction in program business occurred primarily as a result of the non-renewal of certain programs in 2004 and the cession of 30% of certain program business with effective dates subsequent to March 31, 2004, which reduced 2004 fourth quarter net premiums written by approximately $11.0 million. Net premiums earned for the insurance division increased to $341.0 million for the 2004 fourth quarter, compared to $293.0 million for the 2003 fourth quarter. The increase in net premiums earned in the 2004 fourth quarter primarily reflects changes in net premiums written over the previous four quarters, including the mix and type of business written.

The insurance division’s loss ratio for the 2004 fourth quarter was 63.8%, compared to 61.0% for the 2003 fourth quarter. The insurance division’s estimate of incurred losses related to Hurricanes Charley, Frances, Ivan, Jeanne and Typhoon Songda increased by $1.6 million during the 2004 fourth quarter, which increased the loss ratio by 0.5 points. The loss ratio for the 2004 fourth quarter also reflects estimated net favorable development in prior year reserves of $3.5 million, or 1.0 point, in the 2004 period. Roughly half of the development was in property and short-tail lines of business. The remainder of the change in the loss ratio primarily resulted from non-catastrophe related property losses in the 2004 fourth quarter, which represented a higher percentage of net premiums earned than in the 2003 period.

The acquisition expense ratio for the insurance division is calculated net of certain policy-related fee income and is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis. The acquisition expense ratio was 9.4% for the 2004 fourth quarter (net of 0.9 points of policy-related fee income), compared to 11.6% for the 2003 fourth quarter (net of 1.3 points of policy-related fee income). The acquisition expense ratio in the 2004 fourth quarter decreased from the 2003 fourth quarter because the percentage of ceded business was higher in the 2004 period and the contribution of program business (which operates at a higher acquisition expense ratio) was lower in the 2004 period. The insurance division’s other operating expense ratio for the 2004 fourth quarter was 17.8%, compared to 16.3% for the 2003 fourth quarter, reflecting additional expenses incurred in 2004 primarily as a result of the continued development of the insurance division’s operating platform.

Calculation of Book Value Per Share

The following book value per share calculations are based on shareholders’ equity of $2.24 billion and $1.71 billion at December 31, 2004 and 2003, respectively. The shares and per share numbers set forth below exclude the effects of 6,172,199 and 5,587,479 stock options and 150,000 Class B warrants outstanding at December 31, 2004 and 2003, respectively.

	December 31, 2004		December 31, 2003
	Outstanding Shares	Cumulative Book Value Per Share	Outstanding Shares	Cumulative Book Value Per Share
Common shares (1)	34,902,923	$41.76	28,200,372	$31.74
Series A convertible preference shares	37,348,150	38,844,665
Total	72,251,073	$31.03	67,045,037	$25.52

(1) Book value per common share at December 31, 2004 and 2003 was determined by dividing (i) the difference between total shareholders’ equity and the aggregate liquidation preference of the Series A convertible preference shares of $784.3 million and $815.7 million, respectively, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

Pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion (the “Subscription Agreement”), in November 2005, there will be a calculation of a final adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.